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                                                                      EXHIBIT 12

      GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                        THREE MONTHS ENDED APRIL 1, 1995

                                  (Unaudited)

                                                                                       RATIO OF
                                                                                      EARNINGS TO
                                                                       RATIO OF        COMBINED
                                                                       EARNINGS      FIXED CHARGES
                                                                       TO FIXED      AND PREFERRED
(Dollar amounts in millions)                                           CHARGES      STOCK DIVIDENDS
                                                                       --------     ---------------
Net earnings                                                            $  559          $   559

Provision for income taxes                                                 267              267

Minority interest in net earnings of consolidated affiliates                27               27
                                                                       --------         -------

Earnings before provision for income taxes and minority interest           853              853
                                                                       --------         -------

Fixed charges:
  Interest                                                               1,561            1,561
  One-third of rentals                                                      37               37
                                                                       --------         -------

Total fixed charges                                                      1,598            1,598
                                                                       --------         -------

Less capitalized interest, net of amortization                               3                3
                                                                       --------         -------

Earnings before provision for income taxes and minority interest
  plus fixed charges                                                    $2,448          $ 2,448
                                                                        ======      ===========

Ratio of earnings to fixed charges                                        1.53
                                                                        ======

Preferred stock dividend requirements                                                   $    --

Ratio of earnings before provision for income taxes to net earnings                        1.48

Preferred stock dividend factor on pre-tax basis                                             --

Fixed charges                                                                             1,598
                                                                                        -------

Total fixed charges and preferred stock dividend requirements                           $ 1,598
                                                                                    ===========

Ratio of earnings to combined fixed charges and preferred stock
  dividends                                                                                1.53
                                                                                    ===========